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                                                                       Exhibit 5

                               November 19, 1996



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

     Re:  Papa John's International, Inc. -- Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as legal counsel in connection with the preparation of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Registration Statement"), covering 1,500,000 (2,250,000 as adjusted for the stock split to be distributed November 22, 1996) additional shares of common stock, par value $.01 per share (the "Shares"), of Papa John's International, Inc., a Delaware corporation (the "Company"), to be issued under the Papa John's International, Inc. 1993 Stock Ownership Incentive Plan (the "Plan").

     We have examined and are familiar with the Company's Amended and Restated Certificate of Incorporation and Restated By-laws, and the various corporate records and proceedings relating to the organization of the Company and the proposed issuance of the Shares. We have also examined such other documents and proceedings as we have considered necessary for the purpose of rendering this opinion.

     Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable.

                               Very truly yours,



                               GREENEBAUM DOLL & MCDONALD PLLC